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           INVERESK RESEARCH GROUP, INC. PRICES COMMON STOCK OFFERING

CARY, N.C. November 20, 2003 - Inveresk Research Group, Inc. (Nasdaq: IRGI) today priced a public offering of 10,000,000 shares of its common stock at a price of $20.00 per share. The offering is comprised of 9,000,000 shares being offered by various selling stockholders and 1,000,000 shares being offered by Inveresk. The underwriters for the offering are Bear, Stearns & Co. Inc., Goldman, Sachs & Co., William Blair & Company, L.L.C., SG Cowen Securities Corporation and Jefferies & Company, Inc. The underwriters have been granted a 30-day option to purchase up to an additional 1,500,000 shares from certain of the selling stockholders for the purpose of covering over-allotments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and prospectus supplement relating to these securities may be obtained by contacting Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, NY 10179, telephone number 212-272-2000.

Inveresk is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. The company is based in Cary, North Carolina with facilities in Edinburgh, Scotland and Montreal, Canada.